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                                                                    Exhibit 99.3

NEWS RELEASE
August 2, 2001
FOR IMMEDIATE RELEASE

                                RADIO ONE, INC.
                     TO OPERATE FOURTH STATION IN ATLANTA

Washington, DC - Radio One, Inc. (NASDAQ: ROIAK and ROIA) announced today that
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it has entered into an agreement with Mableton Investment Group to operate WAMJ-
FM, licensed to Mableton, Georgia. This station, which is currently under construction, is a new station being introduced to the Atlanta market. Upon completion, WAMJ-FM will cover 83% of the African-American population of the Atlanta metropolitan area. The LMA fee for this station will be $30,000 per month. The pro forma portfolio of Company-owned and/or operated radio stations in Atlanta is as follows:

Call Letters:                 Format:
-------------                 -------
WHTA-FM                       Hip Hop
WJZZ-FM (formerly WAMJ-FM)    Jazz
WPEZ-FM                       To be determined
WAMJ-FM (formerly WAWE-FM)    To be determined

According to BIA, the Atlanta, Georgia market is the eighth largest radio market (based on 2000 pro forma revenue) and is expected to have approximately $384 million of radio revenue in 2002. It has also been one of the fastest growing radio markets, averaging in excess of 15% annual growth from 1995-2000.

Commenting on this agreement, Alfred C. Liggins, III, the Company's CEO and President, stated, "This station, in conjunction with our three other Atlanta radio stations, gives us the second largest cluster of FM radio stations in one of the most attractive and fastest growing radio markets in the country. The economics of this agreement are highly favorable to the Company and we are eager to announce our full programming line-up for all four of these stations before the end of the year."

Radio One is the nation's seventh largest radio broadcasting company (based on 2000 pro forma revenue) in the United States and the largest primarily targeting African-American and urban listeners. Pro forma for all announced acquisitions and operating agreements, the Company owns and/or operates 65 radio stations located in 22 of the largest markets in the United States.

This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, granting of rights to acquire certain portions of the acquired company's or radio station's operations, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in the Company's reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

For more information contact Scott R. Royster, Executive Vice President and Chief Financial Officer at 301-429-2642.
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